UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                         SciClone Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    80862K104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 13, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /       Rule 13d-1(b)
           /X/       Rule 13d-1(c)
           / /       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Paolo Cavazza
--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group
          (See Instructions)                                       (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3.     SEC Use Only


--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization

          Italy
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  384,615
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                2,564,403
      Owned by Each        -----------------------------------------------------
        Reporting           7.    Sole Dispositive Power
      Person With:
                                  384,615
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  2,564,403
                           -----------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,949,018
--------------------------------------------------------------------------------
  10.     Check box if the Aggregate Amount in Row (9) Excludes
          Certain Shares (See Instructions)                          / /

--------------------------------------------------------------------------------
  11.     Percent of Class Represented by Amount in Row (9)

          8.00%
--------------------------------------------------------------------------------
  12.     Type of Reporting Person (See Instructions)

          IN

--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Claudio Cavazza
--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group
          (See Instructions)                                            (a) / /
                                                                        (b) / /

--------------------------------------------------------------------------------
   3.     SEC Use Only


--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization

          Italy
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  384,615
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                2,372,303
      Owned by Each        -----------------------------------------------------
        Reporting           7.    Sole Dispositive Power
      Person With:
                                  384,615
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  2,372,303
--------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,756,918
--------------------------------------------------------------------------------
  10.     Check box if the Aggregate Amount in Row (9) Excludes
          Certain Shares (See Instructions)                             / /

--------------------------------------------------------------------------------
  11.     Percent of Class Represented by Amount in Row (9)

          7.48%
--------------------------------------------------------------------------------
  12.     Type of Reporting Person (See Instructions)

          IN

--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Sigma Tau Finanzaria S.p.A.
--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group
          (See Instructions)                                         (a) / /
                                                                     (b) / /

--------------------------------------------------------------------------------
   3.     SEC Use Only


--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization

          Italy
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  0
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                2,372,303
      Owned by Each        -----------------------------------------------------
        Reporting           7.    Sole Dispositive Power
      Person With:
                                  0
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  2,372,303
--------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          2,372,303
--------------------------------------------------------------------------------
  10.     Check box if the Aggregate Amount in Row (9) Excludes
          Certain Shares (See Instructions)                              / /

--------------------------------------------------------------------------------
  11.     Percent of Class Represented by Amount in Row (9)

          6.44%
--------------------------------------------------------------------------------
  12.     Type of Reporting Person (See Instructions)

          CO

--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Sigma-Tau Finance International S.A. (fka Sigma-Tau Finance S.A.)
--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group
          (See Instructions)                                       (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3.     SEC Use Only


--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization

          Luxembourg
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  400,000
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                0
      Owned by Each        -----------------------------------------------------
        Reporting           7.    Sole Dispositive Power
      Person With:
                                  400,000
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          400,000

--------------------------------------------------------------------------------
  10.     Check box if the Aggregate Amount in Row (9) Excludes
          Certain Shares (See Instructions)                           / /

--------------------------------------------------------------------------------
  11.     Percent of Class Represented by Amount in Row (9)

          1.09%
--------------------------------------------------------------------------------
  12.     Type of Reporting Person (See Instructions)

          CO

--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Defiante Farmaceutica, Unipessoal, L.D.A.
--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group
          (See Instructions)                                       (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3.     SEC Use Only


--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization

          Portugal
--------------------------------------------------------------------------------
                            5.    Sole Voting Power

                                  1,972,303
                           -----------------------------------------------------
        Number of           6.    Shared Voting Power
         Shares
      Beneficially                0
                           -----------------------------------------------------
      Owned by Each         7.    Sole Dispositive Power
        Reporting
      Person With:                1,972,303
                           -----------------------------------------------------
                            8.    Shared Dispositive Power

                                  0
--------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person

          1,972,303
--------------------------------------------------------------------------------
  10.     Check box if the Aggregate Amount in Row (9) Excludes
          Certain Shares (See Instructions)                         / /

--------------------------------------------------------------------------------
  11.     Percent of Class Represented by Amount in Row (9)

          5.35%
--------------------------------------------------------------------------------
  12.     Type of Reporting Person (See Instructions)

          CO

Item 1(a). Name of Issuer:

         SciClone Pharmaceuticals, Inc.


Item 1(b). Address of Issuer's Principal Executive Offices:

         901 Mariner's Island Boulevard, Suite 315, San Mateo, CA 94404

Item 2(a). Name of Person Filing:

          This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons")

          (i)  Paolo Cavazza
          (ii) Claudio Cavazza
          (iii) Sigma-Tau Finanziaria SpA ("Sigma-Tau")
          (iv) Sigma Tau Finance International S.A. (fka Sigma Tau Finance S.A.) ("ST Finance")
          (v)  Defiante Farmaceutica, Unipessoal, L.D.A. ("Defiante")


Item 2(b). Address of Principal Business Office:

         (i)
         Paolo Cavazza
         Via le dell'umanesimo, 178
         Rome, Italy  00144

         (ii)
         Claudio Cavazza
         Piazza Campitelli, 2
         Rome, Italy  00186

         (iii)
         Sigma-Tau
         Via Sudafrica, 20
         Rome, Italy  00144

         (iv)
         ST Finance
         Avenue Pasteur, 6
         Luxembourg  LP-2310

         (v)
         Defiante
         Rua dos Ferriros, 260
         Funchal-Madeira (Portugal) 9000-082


Item 2(c). Citizenship:

         (i)      Paolo Cavazza is an Italian citizen.
         (ii)     Claudio Cavazza is an Italian Citizen.
         (iii)    Sigma-Tau is an Italian corporation.
         (iv)     ST Finance is an Luxembourg corporation.
         (v)      Defiante is a Portuguese corporation.

Item 2(d). Title of Class of Securities:

         Common Stock, no par value (the "Shares")

Item 2(e). CUSIP Number:

         80862K104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

         This Item 3 is not applicable

Item 4. Ownership:

         Paolo Cavazza

         (a)      Amount beneficially owned:                       2,949,018

         (b)      Percent of class:                                    8.00%

         (c)      Number of shares as to which such person has:

                  (i)        sole power to vote or to direct
                             the vote:                               384,615
                  (ii)       shared power to vote or to direct
                             the vote:                             2,564,403
                  (iii)      sole power to dispose or to direct
                             the disposition of:                     384,615
                  (iv)       shared power to dispose or to direct
                             the disposition of:                   2,564,403


         Claudio Cavazza

         (a)      Amount beneficially owned:                       2,756,918

         (b)      Percent of class:                                    7.48%

         (c)      Number of shares as to which such person has:

                  (i)        sole power to vote or to direct
                             the vote:                               384,615
                  (ii)       shared power to vote or to direct
                             the vote:                             2,372,303
                  (iii)      sole power to dispose or to direct
                             the disposition of:                     384,615
                  (iv)       shared power to dispose or to direct
                             the disposition of:                   2,372,303

         Sigma Tau

         (a)      Amount beneficially owned:                       2,372,303

         (b)      Percent of class:                                    6.44%

         (c)      Number of shares as to which such person has:

                  (i)        sole power to vote or to direct
                             the vote:                                     0
                  (ii)       shared power to vote or to direct
                             the vote:                             2,372,303
                  (iii)      sole power to dispose or to direct
                             the disposition of:                           0
                  (iv)       shared power to dispose or to direct
                             the disposition of:                   2,372,303



         ST Finance

         (a)      Amount beneficially owned:                         400,000

         (b)      Percent of class:                                    1.09%

         (c)      Number of shares as to which such person has:

                  (i)        sole power to vote or to direct
                             the vote:                               400,000
                  (ii)       shared power to vote or to direct
                             the vote:                                     0
                  (iii)      sole power to dispose or to direct
                             the disposition of:                     400,000
                  (iv)       shared power to dispose or to direct
                             the disposition of:                           0

         Defiante

         (a)      Amount beneficially owned:                       1,972,303

         (b)      Percent of class:                                    5.35%

         (c)      Number of shares as to which such person has:

                  (i)        sole power to vote or to direct
                             the vote:                             1,972,303
                  (ii)       shared power to vote or to direct
                             the vote:                                     0
                  (iii)      sole power to dispose or to direct
                             the disposition of:                   1,972,303
                  (iv)       shared power to dispose or to direct
                             the disposition of:                           0


Item 5. Ownership of Five Percent or Less of a Class:

         Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable

Item 8. Identification and Classification of Members of the Group:

         Not Applicable

Item 9. Notice of Dissolution of Group:

         Not Applicable

Item 10. Certification:

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 17, 2002
                             Paolo Cavazza


                             By: /s/ Paolo Cavazza
                                 -----------------------------------------------
                                 Name: Paolo Cavazza


Dated: June 17, 2002
                             CLAUDIO CAVAZZA


                             By: /s/ Claudio Cavazza
                                 -----------------------------------------------
                                 Name:



Dated: June 17, 2002
                             SIGMA TAU FINANZIARIA SPA


                             By: /s/ Mario Artali
                                 -----------------------------------------------
                                 Name: Mario Artali
                                 Title: Director


Dated: June 17, 2002
                             Sigma-Tau Finance International S.A.
                            (fka Sigma-Tau Finance S.A.)


                             By: /s/ Antonio Nicolai
                                 -----------------------------------------------
                                 Name: Antonio Nicolai
                                 Title: Director


Dated: June 17, 2002
                             Defiante Farmaceutica, Unipessoal, L.D.A.


                             By: /s/ Pedro Quintas
                                 -----------------------------------------------
                                 Name: Pedro Quintas
                                 Title: Director

                                  EXHIBIT INDEX

                                                                        Page No.

A. Joint Filing Agreement dated June 17, 2002 by and among Paolo Cavazza, Claudio Cavazza, Sigma Tau Finanziaria SpA, Sigma-Tau Finance
    International S.A. and Defiante Farmaceutica, Unipessoal,
    L.D.A................................................................... 13

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of SciClone Pharmaceuticals, Inc. dated as of June 17, 2002 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.



Dated: June 17, 2002
                             Paolo Cavazza


                             By: /s/ Paolo Cavazza
                                 -----------------------------------------------
                                 Name: Paolo Cavazza


Dated: June 17, 2002
                             CLAUDIO CAVAZZA


                             By: /s/ Claudio Cavazza
                                 -----------------------------------------------
                                 Name:



Dated: June 17, 2002
                             SIGMA TAU FINANZIARIA SPA


                             By:  /s/ Mario Artali
                                  ----------------------------------------------
                                  Name: Mario Artali
                                  Title: Director


Dated: June 17, 2002
                             Sigma-Tau Finance International S.A.
                             (fka Sigma-Tau Finance S.A.)


                             By: /s/ Antonio Nicolai
                                 -----------------------------------------------
                                 Name: Antonio Nicolai
                                 Title: Director


Dated: June 17, 2002
                             Defiante Farmaceutica, Unipessoal, L.D.A.


                             By: /s/ Pedro Quintas
                                 -----------------------------------------------
                                 Name: Pedro Quintas
                                 Title: Director